Exhibit 99.1

Ventoux CCM Acquisition Corp.

Receives Expected Notification of Deficiency from Nasdaq

Related to Delayed Filing of Quarterly Report on Form 10-Q

New York, June 4, 2021 – Ventoux CCM Acquisition Corp. (the “Company”) received a standard notice on May 28, 2021 from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”), which stated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) because it had not filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 with the Securities and Exchange Commission (“SEC”). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the SEC.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”), which provided guidance for all SPAC-related companies regarding the accounting and reporting for their warrants. The new guidance set forth in the Statement has resulted in a significant number of SPACs re-evaluating the accounting treatment for their warrants with their professional advisors, including auditors and other advisors responsible for assisting SPACs in the preparation of financial statements. This, in turn, resulted in the Company’s delay in preparing and finalizing its financial statements as of and for the quarter ended March 31, 2021 and filing its Quarterly Report on Form 10-Q with the SEC by the prescribed deadline.

Under Nasdaq rules, the Company has 60 calendar days from the date of the notice to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. If the Company is unable to file the Quarterly Report by that date, the Company is permitted to submit a plan of compliance on or prior to that date. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the due date for the Quarterly Report to regain compliance.

The Company is actively working with its auditors and advisors, and intends to file its Quarterly Report as soon as possible to regain compliance.

The notice has no immediate impact on the listing or trading of the Company’s securities on Nasdaq.

About Ventoux CCM Acquisition Corp.

Ventoux CCM Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While Ventoux CCM Acquisition Corp. may pursue an initial business combination in any region or sector, it intends to focus our efforts on businesses in North America within the hospitality, leisure, travel and dining sectors with an emphasis on consumer branded businesses that have attractive growth characteristics. In addition, Ventoux CCM Acquisition Corp. intends to pursue technology companies operating in these sectors, such as business and consumer services and infrastructure.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Ed Scheetz
Chairman and CEO, Ventoux CCM Acquisition Corp.
Info@VentouxCCM.com